EXHIBIT 99.1

Atreca Reports Third Quarter 2019 Financial Results and Recent Corporate Developments

REDWOOD CITY, Calif., Nov. 12, 2019 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a biotechnology company focused on developing novel therapeutics based on a deep understanding of the human immune response, today announced financial results for the third quarter ended September 30, 2019, and provided an overview of recent developments.

“We continued to make strong progress this quarter with our Investigational New Drug (IND) application for our lead product candidate, ATRC-101 and expect to initiate a Phase 1b clinical trial in patients with solid tumors early next year,” said John Orwin, Chief Executive Officer. “To highlight our progress we recently presented a poster at the annual SITC meeting describing the discovery and preclinical evaluation of ATRC-101, underscoring both our ability to leverage the human immune response to find novel antibody-target pairs, as well as the potential of ATRC-101 to become an important treatment option for patients with a variety of solid tumor cancers.”

Recent Developments and Highlights

  Atreca presented a poster describing the preclinical evaluation of ATRC-101 at the 34th Annual Meeting of the Society for Immunotherapy of Cancer (SITC 2019). The poster included preclinical data highlighting ATRC-101’s robust and persistent anti-tumor activity as both monotherapy and in combination with PD-1 checkpoint inhibitors.

  In August 2019, Atreca appointed Lindsey Rolfe, BSc, MB ChB, MRCP, FFPM, to the company’s Board of Directors, who brings more than 20 years of drug development experience to the company.
  In August 2019, the period for centralized opposition of patent rights at the European Patent Office (EPO) ended with respect to European Patent EP2702146B1, entitled “Identification of Polynucleotides Associated with a Sample”, which was granted by the EPO in November 2018.  This patent is part of the portfolio of patents and patent applications exclusively licensed by the Board of Trustees of the Leland Stanford Junior University to Atreca that relates to Atreca’s proprietary Immune Repertoire Capture® technology.

Upcoming Milestones

  Atreca anticipates completion of the IND process with the U.S. Food and Drug Administration for ATRC-101 by late 2019 and expects to initiate a Phase 1b clinical trial in patients with solid tumors in early 2020.

Third Quarter 2019 Financial Results

  As of September 30, 2019, cash and cash equivalents and short-term investments totaled $201.0 million.

  Research and development expenses for the three months ended September 30, 2019 were $12.8 million, including non-cash share-based compensation expense of $920,000.

  General and administrative expenses for the three months ended September 30, 2019 were $4.9 million, including non-cash share-based compensation expense of $958,000.

  Atreca reported a net loss of $15.9 million, or basic and diluted net loss per share attributable to common stockholders of $0.57, for the three months ended September 30, 2019.

About Atreca, Inc.
Atreca is a biopharmaceutical company utilizing its differentiated platform to discover and develop novel antibody-based immunotherapeutics to treat a range of solid tumor types. Atreca’s discovery platform relies on the human immune system to discover unique antibody-target pairs from patients experiencing an active immune response against their tumors. These unique antibody-target pairs represent a potentially novel and previously unexplored landscape of immuno-oncology targets and provide the basis for novel clinical therapeutic candidates such as ATRC-101, the company’s lead clinical candidate. The company anticipates completion of the Investigational New Drug process for ATRC-101 by late 2019 and expects to commence a Phase 1b study in multiple solid tumor types with ATRC-101 in early 2020. For more information on Atreca, please visit www.atreca.com.

Forward-Looking Statements
This release contains forward-looking statements regarding our strategy and future plans, including statements regarding the development of ATRC-101 and our clinical and regulatory plans, and the timing thereof. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “will”, “expect,” “believe,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, any clinical trials and Investigational New Drug application and other regulatory submissions, and other matters that are described in our prospectus, dated June 19, 2019, as filed with the Securities and Exchange Commission (SEC) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which are available on the SEC’s website at www.sec.gov, including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Atreca, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$166,144	$114,504
Investments	34,894	—
Prepaid expenses and other current assets	5,434	2,721
Total current assets	206,472	117,225
Property and equipment, net	4,740	4,143
Deposits and other	1,506	316
Total assets	$212,718	$121,684
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$2,757	$1,307
Accrued expenses	4,519	3,008
Other current liabilities	264	247
Total current liabilities	7,540	4,562
Capital lease obligations, net of current portion	65	100
Deferred rent	118	6
Preferred stock warrant liability	—	380
Total liabilities	7,723	5,048

Convertible preferred stock	—	209,669
Stockholders’ equity (deficit)
Common stock	3	—
Additional paid-in capital	348,942	3,593
Accumulated other comprehensive loss	43	(4)
Accumulated deficit	(146,993)	(96,622)
Total stockholders’ equity (deficit)	204,995	(93,032)
Total liabilities and stockholders’ equity (deficit)	$212,718	$121,684

Atreca, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Expenses
Research and development	$12,812	$7,820	$40,447	$21,882
General and administrative	4,864	1,875	10,919	4,807
Total expenses	17,676	9,695	51,366	26,689
Interest and other income (expense)
Other income	619	100	1,805	660
Interest income	1,189	23	2,328	112
Interest expense	(1)	(3)	(5)	(7)
Preferred stock warrant liability revaluation	—	(57)	(123)	(30)
Foreign exchange loss	(1)	—	(1)	—
Loss on disposal of property and equipment	—	—	(7)	(1)
Loss before income tax expense	(15,870)	(9,632)	(47,369)	(25,955)
Income tax expense	(1)	—	(2)	(1)
Net loss	$(15,871)	$(9,632)	$(47,371)	$(25,956)
Net loss per share, basic and diluted	$(0.57)	$(4.56)	$(4.03)	$(12.35)
Weighted-average shares used in computing net loss per share, basic and diluted	27,949,682	2,112,180	11,747,825	2,101,030

Contacts
Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com

Investors:
Alex Gray, 650-779-9251, ext. 251
agray@atreca.com

Media:
Sheryl Seapy, 213-262-9390
sseapy@w2ogroup.com

Source: Atreca, Inc.